Exhibit 99.1

July 27, 2018	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Announces Second-Quarter 2018 Results,
Expands Share Repurchase Program Authorization

HOUSTON, July 27, 2018/PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today reported financial and operating results for the second-quarter of 2018 and provided an update on its share repurchase program and its exploration program.

Second-Quarter 2018 Highlights

•	Daily equivalent production of 1,895 million cubic feet equivalent (Mmcfe) per day

•	Net income of $42.4 million (or $0.09 per share); adjusted net income (non-GAAP) of $57.9 million (or $0.13 per share)

•	Net cash provided by operating activities of $273.9 million; discretionary cash flow (non-GAAP) of $196.5 million

•	Returned $239.6 million of capital to shareholders through dividends and share repurchases

•	Improved operating expenses per unit by eight percent relative to the prior-year comparable quarter

See the supplemental tables at the end of this press release for a reconciliation of non-GAAP measures including adjusted net income, EBITDAX, discretionary cash flow, free cash flow, and net debt to adjusted capitalization ratio.

"We continued to demonstrate our commitment to returning capital to shareholders by actively repurchasing shares throughout the quarter, highlighting our belief that Cabot’s current share price is below our intrinsic value,” stated Dan O. Dinges, Chairman, President and Chief Executive Officer. “We generated modest sequential production growth during the quarter driven by the in-service of new infrastructure projects in June; however, we are excited about delivering significant returns-focused production growth during the second-half of the year coinciding with the anticipated in-service of the Atlantic Sunrise pipeline project in the second-half of August. Despite generating a free cash flow deficit in the second-quarter due to lower price realizations and the funding of the majority of the remaining capital associated with our equity investment in Atlantic Sunrise, we expect to return to positive free cash flow generation in the third and fourth quarters."

Share Repurchase Program Update

During the second-quarter of 2018, Cabot repurchased 11.6 million shares at a weighted-average share price of $23.54, including 1.6 million shares that were previously reported in the first-quarter 2018 earnings release. Year-to-date the Company has repurchased 20.0 million shares at a weighted-average share price of $24.09. Since reactivating the share repurchase program in the second-quarter of 2017, Cabot has reduced its shares outstanding by over five percent to 441.2 million shares.

Additionally, the Board of Directors has authorized an increase in the Company's share repurchase program by 20.0 million shares, bringing the current remaining authorization to 30.1 million shares (or approximately seven percent of its current shares outstanding). All purchases will be made in accordance with applicable securities laws from time to time in open market or private transactions, depending on market conditions, and may be discontinued at any time. Based on the closing share price on July 26, 2018, the program implies approximately $745 million of additional share repurchases. "Given our strong balance sheet and our outlook for continued free cash flow expansion, we believe we can execute on this expanded share repurchase program while continuing to reinvest in returns-focused growth in the Marcellus Shale" noted Dinges.

Exploration Program Update

During the second-quarter of 2018, Cabot recorded exploratory dry hole costs of $51.1 million associated with one of its two exploratory operating areas. Based on the data gathered to date, the Company has decided to cease capital allocation to this area. Cabot continues to test its second exploratory area and plans to provide an update on this area on the third-quarter 2018 earnings call. “Since we announced our plans to test two exploratory areas in April 2017, we have stressed that there is an exceptionally high hurdle internally for capital allocation given the best-in-class economics from our Marcellus Shale assets,” commented Dinges. “We remain committed to being disciplined with our capital allocation and if new projects fail to generate competitive full-cycle returns, then we will not allocate additional capital to them going forward.”

Second-Quarter 2018 Financial Results

Second-quarter 2018 daily equivalent production was 1,895 Mmcfe per day (100 percent natural gas), a sequential increase of four percent relative to the first-quarter of 2018 when adjusting for the Eagle Ford Shale divestiture that closed in February 2018.

Second-quarter 2018 net income was $42.4 million, or $0.09 per share, compared to net income of $21.5 million, or $0.05 per share, in the prior-year period. Second-quarter 2018 adjusted net income (non-GAAP) was $57.9 million, or $0.13 per share, compared to adjusted net income of $64.0 million, or $0.14 per share, in the prior-year period. Second-quarter 2018 EBITDAX (non-GAAP) was $232.1 million, compared to $274.4 million in the prior-year period.

Second-quarter 2018 net cash provided by operating activities was $273.9 million, compared to $260.6 million in the prior-year period. Second-quarter 2018 discretionary cash flow (non-GAAP) was $196.5 million, compared to $255.7 million in the prior-year period.

Second-quarter 2018 natural gas price realizations, including the impact of derivatives, were $2.15 per thousand cubic feet (Mcf), a decrease of 10 percent compared to the prior-year period. Excluding the impact of derivatives, second-quarter 2018 natural gas price realizations were $2.11 per Mcf, representing a $0.68 discount to NYMEX settlement prices compared to a $0.80 discount in the prior-year comparable quarter.

Second-quarter 2018 operating expenses (including financing) decreased to $1.85 per thousand cubic feet equivalent (Mcfe), an eight percent improvement compared to the prior-year period. Excluding the impact of exploratory dry hole costs associated with one of Cabot’s exploration areas and non-cash interest expense related to income tax reserves, the Company’s operating expenses per Mcfe improved by 24 percent compared to the prior-year period and four percent sequentially compared to the first-quarter of 2018.

Cabot incurred a total of $162.6 million of capital expenditures in the second-quarter of 2018 including $155.7 million of drilling and facilities capital; $4.0 million of leasehold acquisition capital; and $2.9 million of other capital. Additionally, the Company contributed $27.5 million to its equity method pipeline investments in the second-quarter of 2018. See the supplemental table at the end of this press release reconciling the capital expenditures during the second-quarter of 2018.

Year-To-Date 2018 Financial Results

Daily equivalent production for the six-month period ended June 30, 2018 was 1,890 Mmcfe per day (99 percent natural gas).

For the six-month period ended June 30, 2018, net income was $159.7 million, or $0.35 per share, compared to net income of $127.2 million, or $0.27 per share, for the six-month period ended June 30, 2017. Adjusted net income (non-GAAP) was $186.4 million, or $0.41 per share, compared to adjusted net income of $153.1 million, or $0.33 per share, for the six-month period ended June 30, 2017. EBITDAX (non-GAAP) for the six-month period ended June 30, 2018 was $510.7 million, compared to $580.7 million for the six-month period ended June 30, 2017.

For the six-month period ended June 30, 2018, net cash provided by operating activities was $546.7 million, compared to $529.9 million for the six-month period ended June 30, 2017. Discretionary cash flow (non-GAAP) for the six-months ended June 30, 2018 was $476.8 million, compared to $528.7 million for the six-month period ended June 30, 2017.

Natural gas price realizations, including the impact of derivatives, were $2.29 per Mcf for the six-month period ended June 30, 2018, a decrease of nine percent compared to the six-month period ended June 30, 2017.

For the six-month period ended June 30, 2018, operating expenses (including financing) decreased to $1.72 per Mcfe, a 14 percent improvement compared to the prior-year period. Excluding the impact of exploratory dry hole costs associated with one of Cabot’s exploration areas and non-cash interest expense related to income tax reserves, the Company’s operating expenses per Mcfe improved by 23 percent compared to the prior-year period.

Cabot incurred a total of $329.9 million of capital expenditures during the six-month period ended June 30, 2018 including $313.9 million of drilling and facilities capital; $11.3 million of leasehold acquisition capital; and $4.7 million of other capital. Additionally, the Company contributed $62.9 million to its equity method pipeline investments during the six-month period ended June 30, 2018.

Marcellus Shale Operational Highlights

During the second-quarter of 2018, the Company averaged 1,891 million cubic feet (Mmcf) per day of net Marcellus production, an increase of four percent sequentially compared to the first-quarter of 2018. During the third-quarter of 2018, the Company plans to place 37.0 net wells on production in conjunction with the anticipated in-service of the Atlantic Sunrise pipeline project during the second-half of August 2018.

Cabot is currently operating three rigs and two completion crews in the Marcellus Shale.

Financial Position and Liquidity

As of June 30, 2018, Cabot had total debt of $1.5 billion and cash on hand of $741.0 million. The Company's net debt-to-adjusted capitalization ratio and net debt-to-trailing twelve months EBITDAX ratio were 26.6 percent and 0.8x, respectively, compared to 29.2 percent and 1.0x as of December 31, 2017. The Company currently has no debt outstanding under the credit facility, resulting in approximately $2.4 billion of liquidity.

Closing of Haynesville Shale Divestiture

Subsequent to the end of the second-quarter, the Company closed on the previously announced sale of its oil and gas properties in the Haynesville Shale for net proceeds of $29.2 million, which included a $5.0 million deposit that was received in the fourth-quarter of 2017. These properties accounted for approximately 3.0 Mmcfe per day (95 percent natural gas) of net production during the second-quarter of 2018.

Third-Quarter and Full-Year 2018 Guidance Update

Cabot has provided third-quarter 2018 net production guidance of 2,100 to 2,200 Mmcfe per day. The Company has also updated its 2018 daily production growth guidance range from 10 - 15 percent to 10 - 12 percent and increased its full-year capital budget by $10 million to $960 million to reflect additional spending associated with its equity ownership in the Atlantic Sunrise pipeline project. “Due to our year-to-date actual volumes being slightly lower than originally budgeted, primarily resulting from delays in third-party compressor stations in the first-quarter and downtime on Transco and Millennium during the second-quarter, we have lowered the midpoint of our annual production growth guidance range by 1.5 percent,” said Dinges. “However, we still anticipate that our 2018 exit production rate in the Marcellus will be approximately 35 percent higher than the 2017 exit rate.”

For further disclosure on Cabot's natural gas pricing exposure by index and cost guidance, please see the current Guidance slide in the Investor Relations section of the Company's website.

Conference Call Webcast

A conference call is scheduled for Friday, July 27, 2018, at 9:30 a.m. Eastern Time to discuss second-quarter 2018 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Form 10-K and subsequent public filings for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

6

OPERATING DATA

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
PRODUCTION VOLUMES
Natural gas (Bcf)	172.4	166.2	337.0	330.0
Crude oil and condensate (Mbbl)	—	1,014.0	754.0	1,934.6
Natural gas liquids (NGLs) (Mbbl)	—	132.4	75.1	255.9
Equivalent production (Bcfe)	172.4	173.1	342.0	343.1
Daily equivalent production (Mmcfe/day)	1,895	1,902	1,890	1,896

AVERAGE SALES PRICE
Natural gas, including hedges ($/Mcf)	$2.15	$2.38	$2.29	$2.51
Natural gas, excluding hedges ($/Mcf)	$2.11	$2.38	$2.30	$2.51
Crude oil and condensate, including hedges ($/Bbl)	$—	$44.96	$63.68	$45.80
Crude oil and condensate, excluding hedges ($/Bbl)	$—	$44.03	$64.68	$45.29
NGL ($/Bbl)	$—	$16.59	$21.49	$18.58

AVERAGE UNIT COSTS ($/Mcfe)
Direct operations	$0.09	$0.16	$0.10	$0.15
Transportation and gathering	0.66	0.70	0.66	0.71
Taxes other than income	0.03	0.05	0.04	0.05
Exploration	0.32	0.02	0.17	0.03
Depreciation, depletion and amortization	0.49	0.83	0.49	0.81
General and administrative (excluding stock-based compensation)	0.09	0.08	0.10	0.09
Stock-based compensation	0.03	0.06	0.03	0.05
Interest expense	0.14	0.12	0.13	0.12
	$1.85	$2.02	$1.72	$2.01

WELLS DRILLED (1)
Gross	24	27	39	48
Net	24.0	21.1	39.0	42.1

WELLS COMPLETED (1)
Gross	23	26	34	51
Net	23.0	24.0	34.0	48.0

(1)     Wells drilled represents wells drilled to total depth during the period. Wells completed includes wells completed during the period, regardless of when they were drilled.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
OPERATING REVENUES
Natural gas	$364,660	$395,328	$776,768	$828,770
Crude oil and condensate	—	44,625	48,722	87,616
Gain (loss) on derivative instruments	(3,668)	13,805	1,909	47,190
Brokered natural gas	92,576	4,037	97,526	8,732
Other	(121)	2,662	1,749	5,994
	453,447	460,457	926,674	978,302
OPERATING EXPENSES
Direct operations	15,657	27,262	35,727	51,903
Transportation and gathering	114,189	120,544	226,314	244,018
Brokered natural gas	80,082	3,419	85,032	7,465
Taxes other than income	5,392	8,310	12,582	17,368
Exploration	54,500	3,959	58,117	10,157
Depreciation, depletion and amortization	84,910	144,322	167,038	279,422
Impairment of oil and gas properties and other assets	—	68,555	—	68,555
General and administrative (excluding stock-based compensation)	15,533	13,882	34,146	29,331
Stock-based compensation(1)	5,695	10,075	11,142	18,328
	375,958	400,328	630,098	726,547
Loss on equity method investments	(4)	(1,286)	(998)	(2,569)
Gain (loss) on sale of assets	544	(1,403)	(40,505)	(1,626)
INCOME FROM OPERATIONS	78,029	57,440	255,073	247,560
Interest expense, net	23,328	20,619	43,386	41,390
Other (income) expense	118	(315)	232	109
Income before income taxes	54,583	37,136	211,455	206,061
Income tax expense	12,152	15,609	51,793	78,814
NET INCOME	$42,431	$21,527	$159,662	$127,247
Earnings per share - Basic	$0.09	$0.05	$0.35	$0.27
Weighted-average common shares outstanding	451,055	464,768	455,361	465,057

(1) Includes the impact of the Company’s performance share awards and restricted stock.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)	June 30, 2018	December 31, 2017
ASSETS
Current assets	$987,413	$764,957
Properties and equipment, net (Successful efforts method)	3,225,493	3,072,204
Assets held for sale	6,828	778,855
Other assets	176,976	111,328
	$4,396,710	$4,727,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$590,744	$630,050
Long-term debt, net (excluding current maturities)	1,218,572	1,217,891
Deferred income taxes	293,927	227,030
Liabilities held for sale	1,867	15,748
Other liabilities	137,426	112,720
Stockholders' equity	2,154,174	2,523,905
	$4,396,710	$4,727,344

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$42,431	$21,527	$159,662	$127,247
Deferred income tax expense	2,689	20,104	66,976	73,394
Impairment of oil and gas properties and other assets	—	68,555	—	68,555
(Gain) loss on sale of assets	(544)	1,403	40,505	1,626
Exploratory dry hole cost	51,145	—	51,085	2,842
(Gain) loss on derivative instruments	3,668	(13,805)	(1,909)	(47,190)
Net cash received (paid) in settlement of derivative instruments	5,819	1,204	(20,312)	(319)
Income charges not requiring cash	91,289	156,719	180,790	302,573
Changes in assets and liabilities	77,403	4,861	69,863	1,218
Net cash provided by operating activities	273,900	260,568	546,660	529,946

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(231,014)	(184,949)	(387,271)	(393,333)
Proceeds from sale of assets	323	1,101	646,868	1,475
Investment in equity method investments	(27,487)	(5,884)	(62,905)	(13,626)
Net cash provided by (used in) investing activities	(258,178)	(189,732)	196,692	(405,484)

CASH FLOWS FROM FINANCING ACTIVITIES
Treasury stock repurchases	(212,520)	(68,255)	(419,654)	(68,255)
Dividends paid	(27,071)	(23,276)	(54,718)	(32,582)
Tax withholdings on vesting of stock awards	(65)	(258)	(8,033)	(5,672)
Other	—	2	—	39
Net cash used in financing activities	(239,656)	(91,787)	(482,405)	(106,470)

Net increase (decrease) in cash and cash equivalents	$(223,934)	$(20,951)	$260,947	$17,992

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, we believe certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of our peers and of prior periods. In addition, we believe these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

We have also included herein certain forward-looking non-GAAP financial measures. Due to the forward-looking nature of these non-GAAP financial measures, we cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Reconciling items in future periods could be significant.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings Per Share

Adjusted Net Income and Adjusted Earnings per Share are presented based on our belief that these non-GAAP measures enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. Adjusted Net Income and Adjusted Earnings per Share are not measures of financial performance under GAAP and should not be considered as alternatives to net income and earnings per share, as defined by GAAP.

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
As reported - net income	$42,431	$21,527	$159,662	$127,247
Reversal of selected items:
Impairment of oil and gas properties and other assets	—	68,555	—	68,555
(Gain) loss on sale of assets	(544)	1,403	40,505	1,626
(Gain) loss on derivative instruments(1)	9,487	(12,601)	(22,221)	(47,509)
Stock-based compensation expense	5,695	10,075	11,142	18,328
Severance expense	28	—	28	—
Interest expense related to income tax reserves	5,517	—	5,517	—
Tax effect on selected items	(4,751)	(24,916)	(8,232)	(15,150)
Adjusted net income	$57,863	$64,043	$186,401	$153,097
As reported - earnings per share	$0.09	$0.05	$0.35	$0.27
Per share impact of selected items	0.04	0.09	0.06	0.06
Adjusted earnings per share	$0.13	$0.14	$0.41	$0.33
Weighted-average common shares outstanding	451,055	464,768	455,361	465,057

(1) This amount represents the non-cash mark-to-market changes of our commodity derivative instruments recorded in (gain) loss on derivative instruments in the Condensed Consolidated Statement of Operations.

Discretionary Cash Flow and Free Cash Flow Calculation and Reconciliation

Discretionary Cash Flow is defined as net cash provided by operating activities excluding changes in assets and liabilities. Discretionary Cash Flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the full cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

Free Cash Flow is defined as Discretionary Cash Flow (defined above) less capital expenditures and investment in equity method investments. Free Cash Flow is an indicator of a company's ability to generate cash flow after spending the money required to maintain or expand its asset base. Free Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Free Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$273,900	$260,568	$546,660	$529,946
Changes in assets and liabilities	(77,403)	(4,861)	(69,863)	(1,218)
Discretionary cash flow	196,497	255,707	476,797	528,728
Capital expenditures	(231,014)	(184,949)	(387,271)	(393,333)
Investment in equity method investments	(27,487)	(5,884)	(62,905)	(13,626)
Free cash flow	$(62,004)	$64,874	$26,621	$121,769

EBITDAX Calculation and Reconciliation

EBITDAX is defined as net income plus loss on debt extinguishment, interest expense, other expense, income tax expense, depreciation, depletion and amortization (including impairments), exploration expense, gain and loss on sale of assets, non-cash gain and loss on derivative instruments, loss on equity method investments and stock-based compensation expense. EBITDAX is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our ability to internally fund exploration and development activities and to service or incur debt without regard to financial or capital structure. EBITDAX is not a measure of financial performance under GAAP and should not be considered as alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
Net income	$42,431	$21,527	$159,662	$127,247
Plus (less):
Interest expense, net	23,328	20,619	43,386	41,390
Other (income) expense	118	(315)	232	109
Income tax expense	12,152	15,609	51,793	78,814
Depreciation, depletion and amortization	84,910	144,322	167,038	279,422
Impairment of oil and gas properties and other assets	—	68,555	—	68,555
Exploration	54,500	3,959	58,117	10,157
(Gain) loss on sale of assets	(544)	1,403	40,505	1,626
Non-cash (gain) loss on derivative instruments	9,487	(12,601)	(22,221)	(47,509)
Loss on equity method investments	4	1,286	998	2,569
Stock-based compensation	5,695	10,075	11,142	18,328
EBITDAX	$232,081	$274,439	$510,652	$580,708

Net Debt Reconciliation

The total debt to total capitalization ratio is calculated by dividing total debt by the sum of total debt and total stockholders’ equity. This ratio is a measurement which is presented in our annual and interim filings and we believe this ratio is useful to investors in determining our leverage. Net Debt is calculated by subtracting cash and cash equivalents from total debt. Net Debt and the Net Debt to Total Capitalization ratio are non-GAAP measures which we believe are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire debt. Additionally, as we may incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating the Net Debt to Total Capitalization ratio.

(In thousands)	June 30, 2018	December 31, 2017
Current portion of long-term debt	$304,000	$304,000
Long-term debt, net	1,218,572	1,217,891
Total debt	$1,522,572	$1,521,891
Stockholders’ equity	2,154,174	2,523,905
Total capitalization	$3,676,746	$4,045,796

Total debt	$1,522,572	$1,521,891
Less: Cash and cash equivalents	(740,994)	(480,047)
Net debt	$781,578	$1,041,844

Net debt	$781,578	$1,041,844
Stockholders’ equity	2,154,174	2,523,905
Total adjusted capitalization	$2,935,752	$3,565,749

Total debt to total capitalization ratio	41.4%	37.6%
Less: Impact of cash and cash equivalents	14.8%	8.4%
Net debt to adjusted capitalization ratio	26.6%	29.2%
Capital Expenditures

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
Cash paid for capital expenditures	$231,014	$184,949	$387,271	$393,333
Change in accrued capital costs	(17,308)	10,103	(6,275)	16,798
Exploratory dry hole cost	(51,145)	—	(51,085)	(2,842)
Capital expenditures	$162,561	$195,052	$329,911	$407,289